SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
[X|     Definitive Additional Materials
|_|   Soliciting Material Under Rule 14a-12

AFL-CIO Housing Investment Trust
(Name of Registrant as Specified In Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
| _| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies: _______________________
2)   Aggregate number of securities to which transaction applies: _______________________
3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ______________________________________
4)   Proposed maximum aggregate value of transaction: ______________________________
5)   Total fee paid: ____________________________________________________________

| _| Fee paid previously with preliminary materials:

| _| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)  and identify the filing for which the  offsetting  fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

THIS FILING CONSISTS OF REGISTRANT'S TALKING POINTS FOR COMMUNICATIONS WITH ITS
PARTICIPANTS IN CONNECTION WITH THE SPECIAL MEETING ON JUNE 14, 2016
 INTERNAL USE ONLY

Talking Points Regarding AFL-CIO Housing Investment Trust ("HIT") Proxy Statement for the Proposed Formation and Registration of a Subsidiary Investment Adviser

What Is Being Proposed?
•	Formation of a wholly-owned subsidiary investment adviser entity (Adviser Subsidiary) that is controlled by the HIT and register it as an investment adviser under applicable federal or state law.
•
HIT's Board of Trustees believes that forming an Adviser Subsidiary is in the best interest of participants because it would provide opportunities to use HIT's current resources, e.g., experienced investment professionals to:

o	increase HIT's investment income;
o	potentially reduce HIT's operating expenses; and
o	advance the achievement of its collateral objectives, including creation of union construction jobs and affordable housing.
•
The formation and registration of an Adviser Subsidiary is not proposed to change the management of the HIT's portfolio. The HIT will continue to be managed internally by its professional staff, and there will be no changes to its legal structure, operations or investment objectives.

Why Create an Adviser Subsidiary?
•
The HIT's Board believes that it would be beneficial to the HIT to expand the scope of its advisory services beyond management of its portfolio to allow the management of, among other things, real estate-related private funds, collective investment funds, and separate accounts.

•
Through HIT's capital raising experience, staff is aware of demand among Taft-Hartley and public pension plan investors for managers that can provide competitive, market rate returns and important collateral benefits.

•	Through HIT's extensive network of relationships, staff is also aware of the unique needs of developers, local project sponsors, and community leaders in bringing proposed developments to market.
•
The Adviser Subsidiary may initially serve as the adviser to a commingled fund concentrating on housing, economic and community development. The fund would meet predevelopment needs or provide bridge financing for public contributions. The HIT could be a secured investor in such projects, provided they meet its investment criteria and applicable regulatory requirements.

1

How Will the Adviser Subsidiary Operate?
•	Structure. The HIT believes the Adviser Subsidiary should be a Delaware corporation or LLC, which would insulate the HIT from any potential liabilities associated with advisory activities.
•	Staffing.
o	It is anticipated that initially certain HIT employees will carry out operations of the Adviser Subsidiary.
o
The Adviser Subsidiary may use third party consultants in connection with providing services.  This would serve to minimize the extent to which HIT employees' time would be necessary to support Adviser Subsidiary activities.

o
As the Adviser Subsidiary brings new assets under management there may be more efficient utilization of HIT's professional and administrative staff and the distribution of personnel costs across different investment products. With significant growth of assets under management, Adviser Subsidiary staff could grow and expand capacity.

•	Cost of Operations.
o	Operating expenses attributable to the Adviser Subsidiary, which will include allocation of expenses for certain HIT employees, will be borne by it.
o	The HIT expects no increase in its expense ratio.
o	The HIT will cover initial operating period expenses of the Adviser Subsidiary with expectation of repayment.
•	HIT Board Role. The Board will review the advisory business at least annually to determine whether the benefits derived from the Adviser Subsidiary warrant its continued ownership by the HIT.
•	Policies and Procedures.
o	Registered advisers must have policies and procedures that govern duties and responsibilities of staff as it relates to managing multiple client relationships.
o	To the extent that HIT employees have similar duties to both the HIT and the Adviser Subsidiary, the latter would adopt policies and procedures to mitigate potential conflicts.
o
The development and implementation of additional policies and procedures should mitigate any such conflicts and serve as an effective means of achieving the both the HIT's and Adviser Subsidiary's desired objectives.

2